                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934



Filed by the Registrant  [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[x]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                  MiniMed Inc.
                 ----------------------------------------------
                 Name of Registrant as Specified In Its Charter


                                   Registrant
                         ------------------------------
                         Name of Person(s) Filing Proxy

Payment of Filing Fee (check the appropriate box):

[x]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

        5)  Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount previously paid:

        2)  Form, Schedule or Registration Statement No.:

        3)  Filing Party:

        4)  Date Filed:

                                     PROXY

                                      LOGO

                                  MINIMED INC.
                            12744 San Fernando Road
                            Sylmar, California 91342

April 20, 1998

Dear Stockholders:

     It is my pleasure to invite you to attend the 1998 Annual Meeting of Stockholders of MiniMed Inc., which will be held on Thursday, May 21, 1998, beginning at 10:00 a.m. (PDT), at The Odyssey Restaurant, 15600 Odyssey Drive, Granada Hills, California. Detailed information about the meeting and the various items on which the stockholders will act is described in the accompanying Notice of Annual Meeting and Proxy Statement. Also included is a Proxy Card with an accompanying postage paid return envelope. It is important that you vote your shares whether or not you plan to attend the meeting. I urge you to review carefully the Proxy Statement and to vote your choices on the enclosed card. Please sign, date and return your Proxy Card in the envelope provided as soon as possible. If you do attend the meeting, your Proxy can be revoked at your request in the event you wish to vote in person.

     I look forward to seeing you at the meeting.

                                          Sincerely,

                                          LOGO
                                          Alfred E. Mann
                                          Chairman of the Board and Chief
                                          Executive Officer

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 21, 1998

     MiniMed Inc. will hold its Annual Meeting of Stockholders on May 21, 1998, at 10:00 a.m., Pacific Daylight Time, at The Odyssey Restaurant, 15600 Odyssey Drive, Granada Hills, California, for the following purposes:

          1. To elect seven (7) directors for a term of one year and until their respective successors are elected and qualified. The Board of Directors intends to nominate the seven persons identified in the accompanying Proxy Statement.

          2. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as auditors for the fiscal year ending January 1, 1999.

          3. To act upon other matters that may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed April 1, 1998 as the Record Date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting, or any adjournment or postponement thereof.

     Alfred E. Mann and Eric S. Kentor have been appointed as Proxy Holders, with full rights of substitution, for the holders of MiniMed Inc. Common Stock.

     PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors

                                          LOGO
                                          Eric S. Kentor
                                          Senior Vice President, General Counsel
                                          and Secretary

April 20, 1998
Sylmar, California

                                      LOGO

                                PROXY STATEMENT

                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 21, 1998

INTRODUCTION

     The accompanying Proxy is solicited by the Board of Directors of MiniMed Inc. (the "Company") for use at the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held May 21, 1998 at The Odyssey Restaurant, 15600 Odyssey Drive, Granada Hills, California, beginning at 10:00 a.m. (PDT), and at any adjournments or postponements of the Annual Meeting. This Proxy Statement and the accompanying Proxy Card are being mailed beginning on or about April 21, 1998 to give holders of record of the Company's Common Stock on April 1, 1998 (the "Record Date") an opportunity to vote at the Annual Meeting. Holders of Common Stock present at the Annual Meeting, in person or by proxy, are entitled to vote on each matter properly brought before the Annual Meeting. In voting, please specify your choices by marking the appropriate spaces on the enclosed Proxy Card, signing and dating the card and returning it in the accompanying envelope. If no directions are given and the signed card is returned, the Proxy Holders will vote the shares for the election of all listed nominees, in accordance with the Directors' recommendations on the other subjects listed on the Proxy Card, and at their discretion on any other matters that may properly come before the meeting.

     As of the close of business on the Record Date, the Company had outstanding 13,286,582 shares of Common Stock. A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. In situations where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned Proxies to the brokers (so-called "broker non-votes"), the affected shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be included in the vote totals and, therefore, will have no effect on the outcome of the votes. Stockholders have one vote for each share on all business at the meeting. The affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval of each of the proposals.

     Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the election of the seven (7) director nominees listed below and FOR the proposal to ratify the appointment of Deloitte & Touche LLP as auditors for the fiscal year ending January 1, 1999. Any other business which may properly come before the meeting will be voted on by the proxy holders in accordance with their best judgment, although the Company does not presently know of any such other business which may come before the meeting.

REVOCABILITY OF PROXIES

     Any stockholder giving a Proxy has the power to revoke it at any time before the Proxy is actually voted at the Annual Meeting. Proxies may be revoked by filing a written notice of revocation with the Secretary of the Company bearing a date later than the date on the Proxy or by duly executing a subsequently dated Proxy relating to the same shares of Common Stock. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a Proxy previously delivered. Any subsequently dated Proxy or written notice revoking a Proxy should be sent to the Secretary of the Company at its executive offices, 12744 San Fernando Road, Sylmar, California 91342.

SOLICITATION

     The expense of solicitation will be paid by the Company, including preparation, assembly and mailing of this Proxy Statement, the Proxy Card and any additional material furnished to stockholders. Proxies may be solicited by directors, officers and regular employees of the Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such services. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Common Stock of record for beneficial owners for the purpose of forwarding such materials to such beneficial owners. The Company may reimburse persons representing beneficial owners reasonable costs associated with their forwarding their solicitation material to such owners.

     YOUR VOTE IS IMPORTANT AND YOU ARE ENCOURAGED TO MARK YOUR PROXY CARD PROMPTLY SO THAT YOUR SHARES CAN BE REPRESENTED.

               PROPOSAL 1 -- NOMINATION AND ELECTION OF DIRECTORS

     Pursuant to the Company Bylaws, the Board of Directors of the Company is to consist of seven persons, without classification. Each Director is elected for a one-year term, will hold office until the 1999 Annual Meeting of Stockholders, and will continue in office until such Director's successor is elected and has been qualified, or until such Director's earlier death, resignation or removal. The Bylaws of the Company require the affirmative vote of the holders of a majority of the Common Stock represented at the Annual Meeting and entitled to vote to elect each named nominee. Stockholders eligible to vote at the Annual Meeting do not have cumulative voting rights with respect to the election of Directors. Shares represented by Proxies marked "withhold authority" for one or more nominees will be counted as a negative vote.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NAMED NOMINEE.

DIRECTOR NOMINEES

     The Director nominees were proposed by the Organization and Compensation Committee of the Board of Directors and approved by the Board. If any of the nominees should decline or be unable to act as a Director, the persons named in the Proxy will vote in accordance with their best judgment with respect to alternative candidates. The Company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

     The following is information with respect to the nominees. Each of the nominees currently serves on the Board.

     ALFRED E. MANN, age 72, has served as Chairman of the Board and CEO of the Company since its incorporation and was President until 1994 and from October 1995 until October 1996. Until March 1994, Mr. Mann served as the Chairman of the Board of the General Partner of MiniMed Technologies Limited, a California limited partnership ("MMTL"), a predecessor of the Company which was also engaged in the design, manufacture and marketing of hospital intravenous pumps and electrostimulation devices primarily for restoration of hearing for the deaf. Mr. Mann has also served as Chairman of Advanced Bionics Corporation ("ABC") since 1994 and as CEO from 1994 to February 1996. ABC is the successor to the electrostimulation business segment of MMTL. From 1985 to September 1992, Mr. Mann was also President and CEO of Siemens-Pacesetter, Inc., a manufacturer and distributor of cardiac pacemakers. Mr. Mann founded and from 1972 until 1985 was Chairman of the Board and CEO of Pacesetter Systems, Inc., a California corporation and predecessor of Siemens-Pacesetter, Inc. Prior to 1972, he was President of Spectrolab, an electro-optical and aerospace systems company, and Heliotek, a semiconductor and electro-optical components manufacturer, which companies Mr. Mann founded in 1956 and 1960, respectively, and which were sold to Textron Inc. in 1960. Mr. Mann is currently Chairman of the Board of Trustees of the Alfred E. Mann Foundation for Scientific Research (the "Foundation"), a medical research foundation. Mr. Mann is also founder and President of the managing entity of Medical Research Group, LLC ("MRG"), a limited liability company that conducts research and development activities relating to medical devices. Since March 1998, Mr. Mann has served as a Trustee for the University of Southern California. Mr. Mann holds a B.A. and an M.S. degree in physics from the University of California, Los Angeles.

     DAVID CHERNOF, M.D., age 62, has been a Director of the Company since July 1994. He has served as Chief Medical Officer of LA Care Healthplan since October 1996. Previously, Dr. Chernof was an independent medical and health care services consultant. From 1991 to July 1995, Dr. Chernof served as the Senior Vice President and Corporate Medical Director of Blue Cross of California, where he was responsible for medical policies, physician relations, utilization and quality monitoring programs and technology assess-ment. Dr. Chernof was a member of the Blue Cross of California Board of Directors from 1987 to 1991 and was in private practice from 1968 to 1991. Dr. Chernof is a member of the Organization and Compensation Committee of the Board.

     CAROLYNE KAHLE DAVIS, age 66, has been a Director of the Company since May 1997. Since October 1985, she has served as National and International Health Care Advisor to Ernst & Young, an international auditing, accounting and consulting firm. Ms. Davis also currently serves as an independent business advisor to numerous companies. From March 1981 until August 1985, Ms. Davis served as Administrator of the Health Care Financing Administration, a sub-cabinet position reporting to the Secretary of Health and Human Services. The Health Care Financing Administration is the agency responsible for the Medicare and Medicaid programs. Previously, Ms. Davis served as Associate Vice President for Academic Affairs at the University of Michigan, and Dean of the University of Michigan School of Nursing. Ms. Davis currently serves on the boards of Beckman Instruments, Merck & Co., Inc., Pharmaceutical Marketing Services, Inc., The Prudential Insurance Company of America and Science Application International Corporation. Ms. Davis is a member of the Audit Committee of the Board.

     WILLIAM R. GRANT, age 73, has been a Director of the Company since June 1994. He has served as managing General Partner and Chairman of Galen Associates since 1989. Previously, Mr. Grant served as President and Vice Chairman of Smith Barney Inc. and as President and Chairman of Mac-Kay Shields Financial Corporation. Mr. Grant currently serves as Vice Chairman of SmithKline Beecham and on the boards of Witco Corporation, New York Life Insurance Company, Allergan, Inc. and Seagull Energy Corporation. He is a Trustee of the Mary Flagler Cary Charitable Trust and is a member of the General Electric Equity Advisory Board. Mr. Grant is Chairman of the Organization and Compensation Committee of the Board.

     DAVID H. MACCALLUM, age 60, has been a Director of the Company since July 1994. In April 1998, he joined Furman Selz LLC, a subsidiary of ING Group, a Dutch financial institution, where Mr. MacCallum serves as Executive Vice President and head of the health care investment banking group. Previously, Mr. MacCallum served as Managing Director, Investment Banking for UBS Securities LLC from May 1994 to April 1998. Mr. MacCallum served as Co-Head of Investment Banking of Hambrecht & Quist from 1991 to 1994. Prior to 1991, Mr. MacCallum was a Managing Director of Hambrecht & Quist. He is also a Director of Bionx Implants, Inc., a medical device company. Mr. MacCallum is a member of the Audit Committee.

     THOMAS R. TESTMAN, age 61, has been a Director of the Company since July 1994. Mr. Testman retired from his position as Managing Partner with Ernst & Young, an international auditing, accounting and consulting services firm in October 1992 after 30 years of continuous service. During his tenure he held the position of National Director of Management Consulting Services, served on the operating committee of the firm from 1976 to 1980, was Western Regional Director of Health Care Services and engaged in management consulting during various periods. Mr. Testman was recently named interim Chief Executive for Techniclone Corp., a cancer treatment developer. He also formerly served as a director of Nichols Institute, a publicly-held laboratory company that was sold to Corning, Inc. in 1994. He currently also serves as a director of six privately held health care companies. Mr. Testman is Chairman of the Audit Committee of the Board.

     JOHN C. VILLFORTH, age 67, has been a Director of the Company since May 1996. He has served since September 1990 as President and Executive Director of the Food and Drug Law Institute, a non-profit organization whose mission is to increase knowledge about the laws and regulations pertaining to foods, drugs, cosmetics, medical devices and biological products. Prior to 1990 and for 29 years, Mr. Villforth was a Commissioned Officer in the U.S. Public Health Service in the Department of Health and Human Services, the last 19 years of which he was assigned to the Food and Drug Administration. Mr. Villforth retired from the Public Health Service in August 1990 with the rank of Assistant Surgeon General (Rear Admiral). During his tenure, he held the positions of Director, Center for Devices and Radiological Health of the Food and Drug Administration ("FDA") (1982-1990); Director, Bureau of Radiological Health of the FDA (1969-1982); and Chief Engineer, U.S. Public Health Service (1985-1990), among other positions. From 1992 to April 1997, Mr. Villforth served on the board of Target Therapeutics, Inc. (subsequently acquired by Boston Scientific Corporation), a medical device company, and from 1992 to November 1996 the board of BRI

International (subsequently acquired by Quintiles Transnational Corp.), a contract research organization for the biotechnology, pharmaceutical and medical devices industries. Mr. Villforth is a member of the Organization and Compensation Committee.

COMPENSATION OF DIRECTORS

     Non-employee directors receive an annual retainer of $8,000, payable quarterly, and meeting fees of $1,000 per meeting of the Board of Directors and $500 per meeting of a committee of the Board of Directors. For meetings convened via telephone, non-employee directors are compensated at the rate of $500 per Board meeting and $250 per committee meeting. In 1997, Mr. Testman also received a fee of $15,000 for his services as Chairman of the Special Committee of the Board, and activities related to the development of a transaction with an entity in which Mr. Mann has a substantial interest. See "Certain Relationships and Related Transactions." Directors are entitled to defer all or part of such cash compensation until their retirement or other termination from the Board or other predetermined dates. Deferred amounts either accrue interest at a fixed rate or are credited to units which are converted to shares of Common Stock upon distribution. Directors are also reimbursed for out-of-pocket expenses incurred in connection with attendance at such meetings. Directors who are employees of the Company receive no compensation for service as a member of the Board.

     Non-employee Directors each are granted options to purchase 5,000 shares of the Common Stock of the Company upon election to the Board, with additional grants of options to purchase 5,000 shares on June 1 of each successive year that the Director serves on the Board, each at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options become exercisable over a three year period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Organization and Compensation Committee currently consists of Mr. Grant, who serves as Chairman, Dr. Chernof, and Mr. Villforth. The following information relates to transactions by the Company in 1997 and, in certain cases, in 1998, with certain Directors of the Company:

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company is considering entering into an agreement with MRG, a company in which Mr. Mann has a substantial interest, under which (i) the Company would license its implantable pump technology to MRG, would lease to MRG certain equipment and facilities used exclusively in the implantable pump business, would sell MRG items of its implantable pump inventory as needed and would have the right to sell the equipment and inventory in bulk for a price based on book value payable December 31, 2003 with interest at 7% payable annually pursuant to a promissory note secured by the assets sold, (ii) the Company would have exclusive worldwide distribution rights for implantable pumps developed to treat diabetes or HIV/AIDS and a first right of negotiation with respect to most other implantable pump applications, (iii) the Company would have the right to acquire the exclusive marketing rights to MRG's long-term implantable glucose sensor technology for continuous monitoring of glucose levels, (iv) MRG would make available to the Company implantable pumps with certain enhancements to the pump system technology which are being developed by MRG for integration into such implantable pumps and (v) The Company would lend to MRG up to $3,000,000 pursuant to a line of credit available through December 31, 1999 with interest at 7% and the loans being guaranteed by Mr. Mann and secured by a pledge of shares of his Company Common Stock. The terms of the transaction are still under discussion and are subject to change.

     MRG is a for-profit limited liability company formed in 1995, of which 65% of the equity is owned by the Foundation, a non-profit charitable medical research foundation founded and largely financed by Mr. Mann. The remaining 35% of the equity of MRG is owned beneficially by Mr. Mann. The purchase price for the exclusive marketing rights to the MRG sensor system would be $30 million, and the option to purchase would expire at the earlier of December 31, 2001, or 90 days after the Company is notified that the MRG sensor has been successfully implanted in humans under an approved Investigational Device Exemption, which MRG would have to obtain from the FDA, or the approval of a non-U.S. regulatory authority mutually acceptable to both parties. At present, MRG does not have any capability to manufacture the long-term implantable glucose sensor. No assurance can be given that the agreement with MRG being considered will be entered into or, if entered into, that the terms will be as described.

     A portion of the MRG sensor technology is exclusively licensed to MRG under a license agreement from the Foundation. Under that agreement MRG is obligated to pay to the Foundation royalties of 4.5% on sales of sensors and certain related products utilizing the licensed technology. In addition, MRG is required to pay the Foundation an aggregate of $1,250,000 payable in installments upon the commencement of trials of the MRG sensor approved by appropriate authorities, upon FDA approval of the sensor and upon the earliest regulatory approval of the sensor in the European Union ("EU"), any country in the EU, Canada or Japan. Cash amounts aggregating an additional $2,250,000 are payable by MRG in installments as aggregate sales of products using the technology reach certain designated levels up to $100,000,000. These obligations of MRG would not be assumed by the Company.

     Another portion of the technology is owned by the Regents of the University of California (the "University") and is licensed to Medical Research Group, Inc., a corporation wholly-owned by Mr. Mann ("Medical Research"). In March 1996 MRG and Medical Research entered into an agreement pursuant to which MRG agreed to perform certain research and development services to develop the technology licensed to Medical Research. Medical Research has paid a total in excess of $7,000,000 for the services. MRG and Medical Research are considering a transfer of technology owned by Medical Research to MRG in exchange for an equity interest in MRG. If this occurs, MRG will acquire the rights under the license with the University and will assume responsibility for payment of royalties payable by Medical Research to the University, which are 4.5% on sales of sensors and certain related products utilizing the licensed technology, subject to a minimum annual royalty of $25,000. These obligations of MRG would not be assumed by the Company.

     Because of Mr. Mann's interest in MRG, the Board of Directors of the Company appointed a special committee of the Board consisting of all of the directors except Mr. Mann (the "Committee") to consider approval of the proposed transaction between the Company and MRG. Mr. Testman serves as Chairman of the Committee. The Committee retained the services of legal counsel, a financial advisory firm and a scientific advisor. The Committee has engaged in extensive negotiations with MRG over a period in excess of one year. The Committee, exercising the full powers of the Board which had been delegated to it with respect to this matter, has unanimously approved pursuing the contemplated transaction, as described above, subject to negotiation of definitive documents. Mr. Mann did not participate in any of the deliberations of the Committee with respect to the contemplated transaction except to the extent that he was requested to do so.

     The Company leases a portion of its principal facility in Sylmar, California to Mr. Mann. Under the terms of such lease, the amount of space being leased is 23,400 square feet with a monthly rent of $8,424 per month for the lease term, which expires in 2001. Pursuant to the terms of the lease, Mr. Mann is also responsible for paying for tenant improvements made to the facilities, in the amount of $4,050 per month over the balance of the term (which includes an interest factor of 7.5%). The lease may be terminated by either party upon 90 days notice prior to the end of any calendar year. If the lease is terminated by Mr. Mann, he will be obligated to continue to repay the Company for the tenant improvements, until such time as the Company occupies and utilizes such space. The Company believes that the terms of the lease reflect the fair rental value of the space. A portion of that space has been subleased by Mr. Mann to MRG, and a portion has been made available to the Foundation at no charge.

     Mr. MacCallum, a Director of the Company, was a Managing Director of UBS Securities LLC, which served as a co-managing underwriter to the Company in connection with the Company's public offering completed in March of 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file initial reports of ownership and reports of changes of ownership of the Company's Common Stock with the Securities and Exchange Commission. Executive Officers and Directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and written representations from certain of the Company's directors and executive officers that no other reports were required, the Company notes that all such Forms were filed on a timely basis by reporting persons, with the exception of one series of transactions by Mr. Mann. Mr. Mann issued certain securities exchangeable for Company Common Stock owned by him. None of these securities have been exchanged and most of the exchange rights relating to Company Common Stock owned by Mr. Mann have been extinguished. Once Mr. Mann became aware of his filing obligation relating to the transaction, he made an amended filing with respect to such transactions.

COMPANY STOCK PERFORMANCE

     The following graph summarizes cumulative total shareholder return data (assuming reinvestment of dividends) for the period since the Company's stock was first registered under the Securities Exchange Act of 1934, and commenced trading on The Nasdaq National Stock Market (July 25, 1995). The graph assumes that $100 was invested on July 25, 1995 (i) in the Common Stock of the Company,
(ii) in the Mid-Cap 400 Index and (iii) in the Standard & Poor's Health Care (Medical Products and Supplies) 500 Index. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                                                            HLTH CARE
        Measurement Period                                 (MED PDS &          S&P MIDCAP
      (Fiscal Year Covered)           MINIMED INC.          SUPP)-500           400 INDEX
24-Jul-95                                100.00              100.00              100.00
Dec-95                                    96.15              126.80              108.21
Dec-96                                   246.07              145.53              128.99
Dec-97                                   299.03              181.44              170.59

            ACTIVITIES OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held 7 meetings during 1997, and its standing committees also met from time to time to address matters within their respective areas of responsibility. Each member of the Board of Directors was present for 75% or more of the total number of meetings of the Board of Directors and the total meetings held by all committees of the Board of Directors on which he or she served.

COMMITTEES OF THE BOARD

     The standing committees of the Board consist of an Audit Committee and an Organization and Compensation Committee.

  AUDIT COMMITTEE

     The principal duties of the Audit Committee are to provide assistance to the Board of Directors in fulfilling its responsibility to stockholders, potential stockholders and the investment community relating to the Company's financial reporting practices. The Audit Committee is responsible for reviewing the annual financial statements of the Company, reviewing the scope of the plan of annual audit, related fees and results of audits, reviewing any material changes to the Company's accounting and financial reporting practices, recommending to the Board the retention or replacement of the independent accountants, reviewing periodically the adequacy of the Company's accounting, financial and internal audit organizations, and acting upon other matters relative to accounting or financial matters that the Audit Committee or the Board deem appropriate. The members of the Audit Committee are Mr. Testman (Chairman), Ms. Davis and Mr. MacCallum, none of whom is a current or former officer or employee of the Company or any of its subsidiaries. The Audit Committee held 2 meetings during fiscal year 1997 and in 1998 has, among other meetings, held a meeting to review the 1997 results of operations prior to the Company's public release of financial results for 1997. The Audit Committee meets privately with the Company's independent auditors, outside of the presence of any Company officers or other personnel.

  ORGANIZATION AND COMPENSATION COMMITTEE

     The Organization and Compensation Committee is responsible for reviewing qualifications of potential candidates for election as directors of the Company from whatever sources obtained, and making recommendations to the Board with respect to nominees. The Organization and Compensation Committee is also responsible for establishing criteria to evaluate director performance, recommending assignments of directors to committees of the Board, reviewing proposed changes to the Company's corporate organizational structure and such other related matters as from time to time may be assigned to the Organization and Compensation Committee. In addition, the Organization and Compensation Committee also reviews and approves for presentation to the Board significant compensation and benefit plans, compensation for executive officers of the Company, administers the Company's equity-based plans and considers other matters relating to executive compensation. The members of the Organization and Compensation Committee are Mr. Grant (Chairman), Dr. Chernof and Mr. Villforth, none of whom is a current or former officer or employee of the Company or any of its subsidiaries. The Organization and Compensation Committee held 6 meetings during fiscal year 1997. A report of the Organization and Compensation Committee with respect to executive compensation matters appears below.

                           REPORT OF THE MINIMED INC.

                    ORGANIZATION AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

OVERALL POLICY

     The MiniMed Organization and Compensation Committee of the Board of Directors, composed entirely of independent, non-employee directors, reviews and approves corporate organization structure; monitors the performance of executive officers; evaluates the CEO; reviews and approves management succession and changes; establishes compensation levels and incentive programs for executive officers; and approves directors' compensation. To keep a balanced perspective in 1997, the Company, with approval of the Organization and Compensation Committee, retained the services of Coopers & Lybrand LLP to advise and review the reasonableness of the Company's executive compensation plans.

     In establishing the Company's executive compensation program, the Organization and Compensation Committee takes into account current market data and compensation trends for comparable companies, gauges achievement of corporate and individual objectives, and considers the overall effectiveness of the program. The Organization and Compensation Committee bases the compensation program on the following principles:

     O Compensation levels for executive officers are benchmarked to market information from general industry surveys, additional surveys conducted by outside consultants and from proxy materials of other similar companies. A peer group of industry competitor companies is developed, which is selected on the basis of the following criteria: (i) medical products/research companies, (ii) whose securities are publicly traded and (iii) with a market capitalization similar to the Company.

     O The total compensation opportunity is targeted to the median of these companies; incremental amounts may be earned above or below that level depending upon Company and individual performance. In 1997, the Organization and Compensation Committee reaffirmed its conclusion that the vitality of the Company requires that the total compensation opportunity for executive officers remain competitive with similar companies in order to retain and attract the talent needed to manage and build the Company's business.

     O Compensation is tied to performance. A significant part of the total compensation opportunity is in the form of annual incentive awards and stock options, to be earned only if specific goals are met and value is created for stockholders.

     O The compensation program has three elements: basic annual salary, annual incentive awards, and stock options.

     O Executives' interest in the business should be linked to the interests and benefits received by the Company's stockholders.

The compensation program is described below.

     Base Salary: Competitive base salaries are determined for each executive based on a review of the salaries in the selected group of peer companies. In conjunction with the competitive data, actual salaries are established based on executive roles and responsibilities, position titles, and the skills, experience and performance of individual executives.

     Annual Incentives: For the 1997 fiscal year, annual bonuses were based upon an annual incentive plan for executives approved by the Organization and Compensation Committee in early 1997. The plan utilizes predetermined Company financial objectives and individual executive objectives to measure performance and the resulting incentive awards. The purpose of the plan is to (i) provide competitive pay in order to attract and retain qualified executives, (ii) provide incentive to meet MiniMed financial and individual/functional objectives, (iii) reward managers who significantly impact financial performance, (iv) encourage teamwork and (v) encourage adherence to the corporate culture of the Company. The plan provides for bonus awards at the market median for the achievement of predetermined Company revenue and earnings per share objectives and individual performance objectives. The Company believes that the achievement of the objectives creates additional value for shareholders.

     Stock Options: The Company's long-term incentive program consists entirely of stock options granted at 100% of fair market value which generally vest over a five-year period, although the CEO's most recent stock option award, granted in December 1997, becomes exercisable over three years. The number of options granted to individual executives is based on a combination of factors including competitive market practice, executive roles and responsibilities, and prior stock option grant levels. The Organization and Compensation Committee believes that stock options are a key ingredient in linking executive interests to stockholder interests and represent the primary capital accumulation opportunity for executives. Therefore, significant stock option grants are critical to retain, attract, and motivate qualified executives.

     1997 Compensation for the Chief Executive Officer: In determining the 1997 salary and annual incentive award for the CEO, the Organization and Compensation Committee considered all aspects of Company and individual performance. The primary evaluation criteria included leadership, strategic planning, financial results, succession planning, strategic partnering, and external and Board relations.

     The Organization and Compensation Committee realizes that the total annual cash compensation (base salary and annual bonus) for the CEO in 1997 was slightly below the median of CEOs in industry comparators and general industry companies of similar size and market position.

     Mr. Mann's leadership enabled the Company to achieve significant financial results in 1997, while continuing to invest heavily in new development efforts, which led to the filing in December 1997 of an application with the FDA for clearance of a continuous glucose sensor system. For fiscal year 1997 and before giving effect to the Company's recent acquisitions, the Company's net sales increased 32%, net income grew nearly 57% and earnings per share increased 48%. Pursuant to the Company's executive incentive bonus plan, Mr. Mann received a bonus equal to approximately 40% of base salary, in recognition of 1997 performance.

     The CEO was granted an option to purchase 45,000 shares of Common Stock on December 12, 1997. This amount provides long-term incentive opportunity at the median of competitive practice, tied directly to stockholder value creation.

     Omnibus Budget Reconciliation Act (IRC Section 162(m)): The Organization and Compensation Committee periodically reviews the implication of Section 162(m) of the Internal Revenue Code of 1986, as amended, regarding the deductibility of executive compensation for the CEO and next four most highly compensated executive officers. Section 162(m) generally limits the deductibility of compensation paid to each executive to $1,000,000 in any one year subject to certain exceptions, including certain performance-based compensation. Compensation paid in 1997 for any single executive did not exceed the limits of Section 162(m) and was therefore fully deductible by the Company. The Organization and Compensation Committee will continue to monitor the implications of Section 162(m) for executive compensation programs.
                          William R. Grant -- Chairman
                              David Chernof, M.D.
                               John C. Villforth

                       EXECUTIVE OFFICERS OF THE COMPANY

     The Company's Executive Officers are generally elected annually by the Board of Directors for a one year term and serve at the pleasure of the Board. As of April 20, 1998, the Company's executive officers are:

            NAME              AGE            POSITIONS WITH THE COMPANY
            ----              ---            --------------------------
Alfred E. Mann                 72    Chairman of the Board and Chief Executive
                                     Officer
Terrance H. Gregg              49    President and Chief Operating Officer
Eric S. Kentor                 39    Senior Vice President, General Counsel and
                                     Secretary
David Morley                   51    Senior Vice President, Operations
Kevin R. Sayer                 40    Senior Vice President, Finance and Chief
                                     Financial Officer
William D. Arthur              46    Vice President, Sales
James D. Causey III            49    Vice President, Research and Development
Linda P. Fredrickson           55    Vice President, Global Medical Education
Clifford W. Hague              42    Vice President, Marketing and Business
                                     Development
Robert A. Kusher               34    Vice President and General Manager,
                                     Florida Operations
John H. Livingston             51    Vice President, Technology
Noory Shaolian                 56    Vice President, Engineering
William Peter Van Antwerp      46    Vice President and Chief Scientific
                                     Officer

     TERRANCE H. GREGG was promoted to Executive Vice President, Operations in February 1996 and to President and Chief Operating Officer in October 1996. Mr. Gregg joined the Company as Vice President of Regulatory Affairs and Clinical Research in September 1994. Prior to employment with the Company, Mr. Gregg spent the preceding nine years as Vice President of Governmental Affairs for Ioptex Research, the ophthalmic surgical products subsidiary of Smith & Nephew, plc. Prior to joining Ioptex Research, Mr. Gregg was responsible for Regulatory Affairs, Clinical Research and Quality Assurance for divisions of Allergan, Inc. Mr. Gregg earned a B.S. degree in zoology from Colorado State University in 1971.

     ERIC S. KENTOR was promoted to Senior Vice President in February 1996. Mr. Kentor joined the Company in May 1995 as Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Kentor was Vice President, Legal Services, of Health Net, California's second largest health maintenance organization, where he held various positions beginning in March 1994. From March 1994 until May 1995, Mr. Kentor also served as Executive Counsel of Health Net's parent corporation, Health Systems International, Inc. Previously, from 1987 until 1994, Mr. Kentor practiced with the law firm of McDermott, Will & Emery, where he was elected partner in 1992. Mr. Kentor received a J.D. degree from the UCLA School of Law in 1986.

     DAVID MORLEY joined the Company as Senior Vice President, Operations in January of 1998. Prior to joining the Company, Mr. Morley served as Executive Vice President of Operations at St. Jude Medical, Inc. (formerly Pacesetter Systems, Inc.), a manufacturer of cardiac pacemakers and related products, since April 1996, as Senior Vice President of Operations from January 1993 to April 1996, as Vice President of Manufacturing from May 1981 to February 1993, as Director of Production from January 1980 to May 1981, and as Manager of Manufacturing Engineering from September 1978 to January 1980. At St. Jude Medical, Mr. Morley was responsible for all manufacturing and quality activities at facilities in California, Arizona, South Carolina and Sweden. Mr. Morley received a B.A. from Duquesne University in 1968, an M.A. from the University of Pittsburgh in 1970 and an M.B.A. from California State University, Northridge in 1984.

     KEVIN R. SAYER was promoted to Senior Vice President, Finance, in February 1996. Mr. Sayer joined the Company in May 1994 as Vice President, Finance and Chief Financial Officer. Prior to joining the Company, Mr. Sayer spent the previous 11 years with Ernst & Young, where he specialized in providing auditing, accounting and consulting services to high growth companies, primarily in the health care and high technology industry segments. Mr. Sayer received a B.S. in accounting from Brigham Young University in 1981 and received a Masters degree in accounting/information systems from Brigham Young University in 1983.

     WILLIAM ARTHUR has served as Vice President, Sales, since March 1995. Previously Mr. Arthur served from July 1993 to February 1995 as the Company's Vice President, Sales and Marketing. He joined the Company in July 1993 after serving as President and CEO of Med-Fusion Inc., a subsidiary of Medex, Inc. and a manufacturer of ambulatory infusion pumps. Mr. Arthur founded Med-Fusion Inc. in 1984 and remained as its Chief Executive Officer after its acquisition by Medex in 1988. Prior to his employment with Med-Fusion, Mr. Arthur served as Director of Marketing for infusion systems for Pacesetter Systems, Inc. Previously Mr. Arthur served as Vice President of Sales and Marketing for Auto-Syringe, a subsidiary of Baxter International, an earlier competitor of a predecessor of the Company. Mr. Arthur received a B.S. degree in microbiology from Pennsylvania State University in 1973.

     JAMES D. CAUSEY III has served as Vice President, Research and Development since January 1998. From November 1997 to January 1998, Mr. Causey served as the Company's Director of External Product Development. Prior to November 1997, Mr. Causey served in various capacities with St. Jude Medical, Inc., a manufacturer of cardiac pacemakers and related products. Mr. Causey served as Vice President of Implantable Defibrillator Development at St. Jude Medical, Inc. from April 1997 until November 1997 and as Director of Implantable Defibrillator Development from June 1990 to April 1997. Mr. Causey received a B.A. in biology from California State University, Northridge in 1974.

     LINDA P. FREDRICKSON was promoted to Vice President, Global Medical Education in September 1997. Prior to September of 1997, Ms. Fredrickson served as the Company's Director of Professional Education and Clinical Services since August 1994, as Clinical Services Director from April 1990 until August 1994, as Product Sales Director from July 1985 until April 1990, and as a Clinical Specialist from May 1985 to July 1985. Ms. Fredrickson received a B.S. from the University of Florida in 1964 and an M.F.A. from the San Francisco Art Institute in 1977.

     CLIFFORD W. HAGUE has served as Vice President, Marketing and Business Development, since March 1995. From February 1993 until March 1995, Mr. Hague was Vice President, Marketing and Clinical Research, of VIA Medical Corporation, an early-stage company developing a series of sensor systems primarily for hospital use. Previously, from October 1991 to January 1993, Mr. Hague served as Vice President, Marketing of Siemens Infusion Systems ("SIS") and before that, as Director of Marketing of MiniMed Technologies Limited, a predecessor of both SIS and the Company. Before joining MiniMed Technologies in January 1986, Mr. Hague was a product manager at Parker-Hannifin, Biomedical Division. Mr. Hague received an M.B.A. degree from the University of California, Irvine in 1983, and a B.S. degree in zoology from the University of California, Davis, in 1980.

     ROBERT A. KUSHER has served as Vice President and General Manager, Florida Operations since January of 1998. Mr. Kusher joined the Company after the Company acquired Home Medical Supply, Inc. and its affiliated companies, which distribute various diabetes products and supplies and operates several pharmacies, in January of 1998. Mr. Kusher founded Home Medical Supply, Inc. and its affiliated companies in June of 1988 and served as its President from that time until its acquisition by the Company. Mr. Kusher received a B.A. in marketing and management from Florida International University in 1986.

     JOHN H. LIVINGSTON has served as Vice President, Technology since January of 1998. Prior to that, Mr. Livingston served as Vice President, Research, Development and Engineering of the Company and its predecessors since May 1985. Mr. Livingston served as Director, Research, Development and Engineering at IMED Corporation from November 1983 until May 1985. From January 1978 until November 1983, Mr. Livingston worked at Cordis Corporation, where for the final two years he was Manager, Instrument and Software Design, for the Implantables Product Engineering Division, responsible for the design and development of electronic hardware and software for implantable medical electronic systems. Mr. Livingston received his B.S. degree in electrical engineering from Yale University and both an M.S. degree in electrical engineering and a J.M. degree from Stanford University in 1975.

     NOORY SHAOLIAN has served as Vice President, Engineering since January of 1998. Prior to that, Mr. Shaolian has served as Vice President in charge of Instrument Manufacturing and Service since joining the Company in June 1992. From 1991 to June 1992, Mr. Shaolian pursued private real estate investments. Previously, from 1983 to 1991 he was Vice President of Manufacturing and Service at Mitsubishi Electronics, a manufacturer of personal and lap-top computers. Mr. Shaolian is a Certified Quality Engineer. His education includes a B.S. degree in mechanical engineering from California Polytechnic University, San Luis Obispo, and an M.S. degree in business administration from California State University at Los Angeles.

     WILLIAM PETER VAN ANTWERP was promoted to the Company's Vice President and Chief Scientific Officer in September of 1997. Prior to September 1997, Mr. Van Antwerp served as Chief Scientist since October 1996, as the Company's Director of Chemistry and Materials from December 1995 to September 1997, and as a Senior Research Chemist from June 1993 until December of 1995. Prior to June 1993, Mr. Van Antwerp was employed as a Senior Scientist by the Alfred E. Mann Foundation for Scientific Research, a medical device research foundation, since May of 1988. Mr. Van Antwerp received a B.S. in chemistry from Rutgers University in 1973 and a M.S. degree in chemistry from the State University of New York at Binghamton in 1978.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     The following table sets forth, for the year ended January 2, 1998, the compensation paid by the Company to Mr. Mann, the Company's Chairman and CEO, and each of the other four most highly compensated executive officers of the Company who received salary and bonuses in excess of $100,000 during 1997, for all services rendered in all capacities in which they serve (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation earned by the Named Executive Officers during the fiscal years 1997, 1996 and 1995.

                                                                                LONG TERM
                                              ANNUAL COMPENSATION              COMPENSATION
                                    ----------------------------------------   ------------
                                                                OTHER ANNUAL    SECURITIES     ALL OTHER
                                           SALARY     BONUS     COMPENSATION    UNDERLYING      COMPEN-
   NAME AND PRINCIPAL POSITION:     YEAR     ($)       ($)          ($)        OPTIONS (#)    SATION ($)
   ----------------------------     ----   -------   -------    ------------   ------------   -----------
Alfred E. Mann                      1997   250,507   100,000(1)    35,784(2)      90,000            --
  Chairman of the Board and Chief   1996   216,865   100,000(3)    30,615(4)      40,000            --
  Executive Officer                 1995   175,000    50,254(5)     2,727(4)     150,000            --
Terrance H. Gregg                   1997   185,000    88,708(1)        --         70,000         4,680(6)
  President and Chief Operating
     Officer                        1996   154,905    50,000(3)    20,078(4)      20,000            --
                                    1995   125,000    25,000(5)    76,379(7)      25,000            --
Eric S. Kentor                      1997   150,000    61,650(1)        --         25,000         3,663(8)
  Senior Vice President, General    1996   142,942    35,000(3)    14,754(4)      15,000            --
  Counsel and Secretary             1995    76,923    50,000(5)     9,588(4)      50,000            --
Kevin R. Sayer                      1997   145,000    59,470(1)        --         20,000         1,465(9)
  Senior Vice President, Finance
     and                            1996   137,942    35,000(3)    15,380(4)       7,500            --
  Chief Financial Officer           1995   120,000    25,000(5)    11,487(4)      20,000            --
William D. Arthur                   1997   150,000    46,240(1)        --         15,500         4,416(10)
  Vice President, Sales             1996   137,354    27,500(3)    15,881(4)       5,000            --
                                    1995   123,000    22,500(5)    14,504(4)          --            --

---------------

 (1) Includes performance bonuses accrued by the Company in 1997 but paid, at the election of the Company, in 1998.

 (2) Includes an automobile allowance of $18,971 and reimbursement of $16,813 in medical expenses.

 (3) Includes performance bonuses accrued by the Company in 1996 but paid, at the election of the Company, in 1997.

 (4) Consists of automobile allowances.

 (5) Includes performance bonuses accrued by the Company in 1995 but paid, at the election of the Company, in 1996.

 (6) Includes a matching contribution of $3,113 to a 401(k) plan and a term life insurance premium of $1,566.

 (7) Includes $59,110 in relocation assistance payments (including $20,954 of tax assistance payments) and $17,269 in automobile allowances.

 (8) Includes a matching contribution of $3,135 to a 401(k) plan and a term life insurance premium of $528.

 (9) Includes a matching contribution of $957 to a 401(k) plan and a term life insurance premium of $508.

(10) Includes a matching contribution of $2,970 to a 401(k) plan and a term life insurance premium of $1,446.

OPTION GRANTS IN 1997

     The following table summarizes option grants in 1997 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE VALUE
                             NUMBER OF       % OF TOTAL                                 AT ASSUMED ANNUAL RATES
                             SECURITIES       OPTIONS        EXERCISE                     OF APPRECIATION FOR
                             UNDERLYING      GRANTED TO      OR BASE                         OPTION TERM(2)
                              OPTIONS       EMPLOYEES IN      PRICE       EXPIRATION   --------------------------
          NAME:            GRANTED(#)(1)    FISCAL YEAR    ($/SHARE)(1)      DATE        5%($)          10%($)
          -----            --------------   ------------   ------------   ----------   ----------    ------------
Alfred E. Mann...........      45,000                             29.25     2/25/05     846,000       2,026,350
                               45,000         20.54%              39.38    12/12/05     628,650       1,505,250
Terrance H. Gregg........      35,000                             29.25     2/25/05     658,000       1,576,050
                               35,000         15.97%              39.38    12/12/05     488,950       1,170,750
Eric S. Kentor...........      12,500                             29.25     2/25/05     235,000         562,875
                               12,500          5.70%              39.38    12/12/05     174,625         418,125
Kevin R. Sayer...........      10,000                             29.25     2/25/05     188,000         450,300
                               10,000          4.56%              39.38    12/12/05     139,970         330,450
William D. Arthur........       8,000                             29.25     2/25/05     141,000         337,725
                                7,500          3.54%              39.38    12/12/05     111,760         267,600

---------------

(1) All options granted in 1997 were non-qualified stock options granted pursuant to the MiniMed Inc. Second Amended and Restated 1994 Stock Incentive Plan (the "1994 Plan"). All grants in 1997 were priced at fair market value, as defined in the 1994 Plan and become exercisable as to 20% of the shares during each of the first five years of the term of the options, except for Mr. Mann whose option grants become exercisable over a three year period.

(2) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Company's Common Stock, continued employment of the optionee through the term of the option and other factors.

STOCK OPTIONS

     The Company has outstanding options to purchase shares of Common Stock, including options granted under the 1994 Plan and options granted by MMTL, predecessor to the Company, pursuant to its 1992 Stock Plan (the "MMTL Plan"), which options were assumed by the Company and became exercisable to purchase shares of Common Stock of the Company. Under the MMTL Plan, options to purchase 980,450 shares of Common Stock of the Company have been granted. No additional options will be issued under the MMTL Plan. As of April 1, 1998, under the MMTL Plan, options to purchase 610,066 shares of Common Stock remained outstanding, and options to purchase 370,384 shares had been exercised. Under the 1994 Plan, as of April 1, 1998, options to purchase 1,449,432 shares of Common Stock have been granted, of which options representing 28,560 shares have been exercised and options representing 1,345,642 shares of Common Stock remain outstanding. Also, as of April 1, 1998, 883,568 shares of Common Stock remained available for future grants.

     The following table sets forth certain information with respect to the unexercised options to purchase Common Stock held by the Named Executive Officers as of January 2, 1998 and options exercised by Named Executive Officers in the fiscal year ended January 2, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                SHARES                        OPTIONS AT 1/2/98 (#)            AT 1/2/98($)(1)
                              ACQUIRED ON      VALUE       ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   ------------   -----------   -------------   -----------   -------------
Alfred E. Mann..............        --             --        68,000         212,000       2,083,840      4,075,060
Terrance H. Gregg...........        --             --        38,000         107,000       1,163,440        403,660
Eric S. Kentor..............     3,000         94,612        20,000          67,000         601,700      1,355,310
Kevin R. Sayer..............     3,000        104,762        28,500          46,000         891,930        878,380
William D. Arthur...........        --             --        31,000          29,500       1,048,280        520,710

---------------

(1) Based on the closing price of $39.13 on The Nasdaq National Market on January 2, 1998.

CHANGE OF CONTROL AGREEMENTS

     The outstanding options to purchase shares of Common Stock of the Company will, unless otherwise determined by the Board of Directors, become exercisable in full in the event of a "change in control" of the Company. "Change in control" under these plans is defined as (i) the acquisition by any person of 50% or more of the combined voting power of the Company's outstanding voting securities; (ii) the sale, lease or other disposition of all or substantially all of the Company's assets, such as by merger, consolidation or otherwise; and
(iii) the dissolution or liquidation of the Company. The Organization and Compensation Committee may also, in its discretion, accelerate the exercisability or vesting of any Award (as defined in the 1994 Plan) in accordance with the administration of the 1994 Plan, or may include in any agreement evidencing an Award granted under the 1994 Plan a provision by which such acceleration does not apply.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth below is a tabulation indicating those persons or groups who are known to the Company to be beneficial owners of at least 5% of the outstanding shares of Common Stock of the Company as of April 1, 1998. The following information is based on reports on Schedules 13D or 13G filed with the Securities and Exchange Commission or other information deemed to be reliable by the Company.

                                                     SHARES
                NAME AND ADDRESS                  BENEFICIALLY
              OF BENEFICIAL OWNERS                   OWNED          PERCENT OF CLASS
              --------------------                ------------      ----------------
Alfred E. Mann..................................   4,616,401(1)          34.4%
12744 San Fernando Road
Sylmar, CA 91342
Putnam Investments, Inc.........................   1,095,151(2)           8.2%
Putnam Investment Management, Inc.
The Putnam Advisory Company
One Post Office Square
Boston, MA 0219

---------------

(1) Includes 121,000 shares which Mr. Mann has the right to purchase under outstanding stock options which are exercisable or become exercisable within 60 days of April 1, 1998. Also includes 156,000 shares beneficially owned by the Foundation of which Mr. Mann is a trustee. As a trustee, Mr. Mann shares voting and investment power with respect to the shares beneficially owned by the Foundation. Also includes 32,000 shares owned by a member of Mr. Mann's family. Mr. Mann disclaims any beneficial interest in the shares owned by the Foundation and the shares owned by his family member.

(2) As reported by Putnam Investments, Inc. ("PI"), Putnam Investment Management, Inc. ("PIM") and, The Putnam Advisory Company Inc. ("PAC"), in its Amended Schedule 13G filed on January 26, 1998 with the Securities and Exchange Commission. Pursuant to such filing, (1) PI shares voting power as to 135,651 shares and shares dispositive power as to 1,095,151 shares, (2) PIM shares dispositive power as to 951,800 shares, and (3) PAC shares voting power as to 135,651 shares and shares dispositive power as to 143,351 shares.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of April 1, 1998, the number of shares of Common Stock beneficially owned by each of the current Directors of the Company, each of whom is also a nominee for Director of the Company, by each Named Executive Officer, by all Directors and executive officers as a group and the percentage these shares bear to the total number of shares of Common Stock outstanding as of such date. Unless otherwise indicated, all persons named as beneficial owners of Common Stock have sole voting and investment power with respect to such Common Stock.

                                                      AMOUNT OF SHARES
               NAME OF INDIVIDUAL OR                    BENEFICIALLY
            NUMBER OF PERSONS IN GROUP                    OWNED(1)         PERCENTAGE OF CLASS
            --------------------------               ------------------    -------------------
Alfred E. Mann.....................................      4,616,401(2)             34.4%
David Chernof, M.D.................................         14,250                   *
Carolyne K. Davis..................................          2,616                   *
William R. Grant...................................        690,148(3)              5.2%
David H. MacCallum.................................         13,250                   *
Thomas R. Testman..................................         15,000                   *
John C. Villforth..................................          6,250                   *
Terrance H. Gregg..................................         52,499                   *
Eric S. Kentor.....................................         37,091                   *
Kevin R. Sayer.....................................         56,514                   *
William D. Arthur..................................         73,600                   *
All Directors and Executive Officers as a group (19
  persons).........................................      6,181,466                44.6%

---------------

 * The amount shown is less than 1% of the outstanding shares of Common Stock.

(1) Includes the following numbers of shares which the Executive Officer or Director has the right to purchase under outstanding stock options which are exercisable or become exercisable within 60 days: Mr. Mann -- 121,000, Dr. Chernof -- 14,250, Ms. Davis -- 2,616, Mr. Grant -- 14,250, Mr.
    MacCallum -- 13,250, Mr. Testman -- 13,000, Mr. Gregg -- 52,000, Mr.
    Kentor -- 35,500, Mr. Sayer -- 56,000, Mr. Arthur -- 43,600, Mr.
    Villforth -- 6,250 and all Directors and Executive Officers as a group (19 persons) -- 581,716.

(2) Includes 156,000 shares beneficially owned by the Foundation of which Mr. Mann is a trustee. As a trustee, Mr. Mann shares voting and investment power with respect to the shares beneficially owned by the Foundation. Also, includes 32,000 shares owned by a member of Mr. Mann's family. Mr. Mann disclaims any beneficial interest in the shares owned by the Foundation and the shares owned by his family member.

(3) Includes 641,111 shares of Common Stock held by certain Galen funds of which Mr. Grant is Chairman and Managing General Partner; Mr. Grant may be deemed to own beneficially such shares. Mr. Grant disclaims beneficial ownership of such shares except for his pecuniary interest therein.

In addition to the foregoing beneficial ownership amounts, the Directors listed below elected to defer all or a portion of their annual retainer and meeting fees. These amounts will be applied to the purchase of units which are equivalent to shares of Common Stock. As of April 1, 1998, such amounts constitute units relating to the following number of shares of Common Stock:

                                                 COMMON SHARE
                     NAME                        STOCK UNITS
                     ----                        ------------
Carolyne K. Davis..............................      184.72
William R. Grant...............................    1,436.83
David H. MacCallum.............................      570.22
Thomas R. Testman..............................    2,445.62
John C. Villforth..............................    1,020.52

                   PROPOSAL TWO -- RATIFICATION OF SELECTION
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Audit Committee, the Board of Directors has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending January 1, 1999. Deloitte & Touche LLP served in this capacity for the year ending January 2, 1998. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions of stockholders and to make a statement if they desire.

     The Board of Directors is submitting the approval of Deloitte & Touche LLP to the stockholders although it is not required to do so. Should the stockholders fail to provide such ratification, the Board of Directors will reconsider its approval of Deloitte & Touche LLP as the Company's independent public accountants for the year ending January 1, 1999. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the fiscal year if the Board of Directors decides that such a change would be in the best interests of the Company and its stockholders.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL TWO.

                   REQUIREMENTS AND PROCEDURES FOR SUBMISSION
                       OF PROXY PROPOSALS AND NOMINATIONS
                          OF DIRECTORS BY STOCKHOLDERS

     Nominations for the Board of Directors: The Company expects to hold its 1999 Annual Meeting on May 20, 1999, although the Company retains the right to change this date, as it may determine. The Organization and Compensation Committee of the Board will consider nominees for director recommended by stockholders. The Company's Bylaws provide that written notice of proposed stockholder nominations for the election of directors at the 1999 Annual Meeting of Stockholders must be received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting, or between February 19 and March 22, 1999, as currently scheduled. Notice to the Company from the stockholder who proposes to nominate a person for election as a director must satisfy the requirements of the Securities and Exchange Commission and the Company's Bylaws. Stockholders wishing to nominate persons should contact the Company's Secretary at 12744 San Fernando Road, Sylmar, California 91342.

     Proposals: Any stockholder who intends to present a proposal to be included in the Company's Proxy materials to be considered for action at the 1999 Annual Meeting of Stockholders must satisfy the requirements of the Securities and Exchange Commission, and the proposal must be received by the Secretary of the Company on or before December 22, 1998, for review and consideration for inclusion in the Company's Proxy Statement and Proxy Card relating to that meeting.

     The Chairman of the Annual Meeting may decline to allow the transaction of any business or the consideration of any nomination which was not properly presented in accordance with these requirements. The requirements with respect to nominations of persons for director do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor do they apply to questions a stockholder may wish to ask the meeting. If the Company changes the date of the 1999 Annual Meeting of Stockholders, stockholders will be notified in accordance with the Company's Bylaws.

                                 OTHER MATTERS

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying Proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          By order of the Board of Directors,

                                          LOGO
                                          Eric S. Kentor
                                          Senior Vice President, General Counsel
                                          and Secretary

April 20, 1998

--------------------------------------------------------------------------------

PROXY                            MINIMED INC.                             PROXY

                            12744 SAN FERNANDO ROAD
                            SYLMAR, CALIFORNIA 91342

           PROXY FOR THE MAY 21, 1998 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MINIMED INC.


        The undersigned stockholder of MiniMed Inc. ("MiniMed") hereby appoints Alfred E. Mann and Eric S. Kentor, and each of them, the lawful proxies of the undersigned, each with the power of substitution, to vote as designated below all the shares of Common Stock of MiniMed held of record by the undersigned on April 1, 1998 at the Annual Meeting of Stockholders to be held on May 21, 1998 or any and all adjournments or postponements thereof.

        IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR, FOR THE PROPOSAL TO RATIFY AUDITORS, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)



--------------------------------------------------------------------------------

-----------------------------------------------------------------------------

                                  MINIMED INC.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


1.  ELECTION OF DIRECTORS
                                                     For  Withhold   For All
                                                     All     All      Except
    Nominees: A.E. Mann
              D. Chernof, M.D.      D.H. MacCallum    [ ]    [ ]       [ ]
              C.K. Davis            T.R. Testman
              W.R. Grant            J.C. Villforth


    ------------------------------------------------
    (Except nominee(s) written above)

                                                       For    Against   Abstain
2.  Ratification of Deloitte & Touche LLP as Auditors. [ ]      [ ]       [ ]


                                      Dated: ____________________________, 1998


                      Signature(s) ____________________________________________


                      __________________________________________________________

                      Please sign as shares are owned, and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.


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